UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 5                       Washington, D. C. 20549

                                                           OMB Number: 3235-0362


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

[ ] Check here if no longer subject to
    Section 16. Form 4 or Form 5
    obligations may continue. See
    Instruction 1(b).
[X] Form 3 Holdings Reported
[ ] Form 4 Transactions Reported

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|                                                |                                           |                                     |
|1. Name and Address of Reporting Person *       |2. Issuer Name and Ticker or Trading Symbol|6.Relationship of Reporting Person(s)|
|                                                |                                           |  to Issuer (Check all applicable)   |
|  Kelly          Timothy               Francis  |    Pegasus Aircraft Partners II, L.P.     |                                     |
|------------------------------------------------|-------------------------------------------|   [ ] Director   [ ] 10% Owner      |
| (Last)          (First)                (Middle)|3. IRS Identifica- |4. Statement for       |   [ ] Officer    [X] Other          |
|                                                |   tion Number of  |   Month/Year          |       (give          (specify below)|
|  800 Harbor Blvd., 3rd Floor                   |   Reporting Person|                       |       title below)                  |
|------------------------------------------------|   Person, if an   |   June 2002           |   Officer of Administrative General |
|                 (Street)                       |   entity          |                       |   Partner                           |
|                                                |                   |-----------------------|-------------------------------------|
|                                                |   (Voluntary)     |5. If Amendment, Date  |7. Individual or Joint/Group Filing  |
|  Weehawken                    NJ         07086 |                   |   of Original         |       (check applicable line)       |
|------------------------------------------------|                   |   (Month/Year)        | [X] Form Filed By One Reporting     |
| (City)                         (State)   (Zip) |                   |                       |     Person                          |
|                                                |                   |                       | [ ] Form Filed By More than One     |
|                                                |                   |                       |     Reporting Person                |
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|                                                                                                                                  |
|                          Table I  -  Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                      |
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|1. Title of Security |2. Trans- |2A. Deemed |3. Trans- |4. Securities Acquired |5. Amount of  |6. Ownership |7. Nature of Indirect|
|  (Instr. 3)         |   action | Execution | action   | (A) or Disposed of (D)|  Securities  | Form:       | Beneficial Ownership|
|                     |   Date   | Date,     | Code     | (Instr. 3, 4 and 5)   |  Beneficially| Direct (D)  | (Instr. 4)          |
|                     |   (Month/| if any    |(Instr 8) |                       |  Owned at end| or          |                     |
|                     |   Day/   | (Month/   |          |                       |  of Issuer's | Indirect(I) |                     |
|                     |   Year)  | Day/      |          |-----------------------|  Fiscal Year | (Instr. 4)  |                     |
|                     |          | Year)     |          |         |(A) |        |  (Instr. 3   |             |                     |
|                     |          |           |          | Amount  |or  | Price  |   and 4)     |             |                     |
|                     |          |           |          |         |(D) |        |              |             |                     |
|---------------------|----------|-----------|--------- |---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             |                     |
|                     |          |           |          |         |    |        |              |             |                     |
|---------------------|----------|-----------|----------|---------|----|--------|--------------|-------------|---------------------|
|                     |          |           |          |         |    |        |              |             |                     |
|                     |          |           |          |         |    |        |              |             |                     |
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*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.

                                                                                                                    SEC 2270 (9-02)


FORM 5 (continued)
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                             Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
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|1          |2      |3       |3A.     |4      |5               |6               |7                |8      |9       |10     |11     |
|Title of   | Con-  | Trans- | Deemed | Trans-| Number of      | Date           | Title and Amount| Price |9 Number| Owner-| Nature|
|Derivative | ver-  | action | Execu- | action| Derivative     | Exercisable and| of Underlying   | of    | of Der-| ship  | of    |
|Security   | sion  | Date   | tion   | Code  | Securities     | Expiration Date| Securities      | Deri- | ivative| of    | Bene- |
|(Instr. 3) | or    |(Month/ | Date,  | Instr.| Acquired (A) or|(Month/Day/Year)| (Instr. 3 and 4)| vative| Secur- | Deriv-| ficial|
|           | Exer- | Day/   | if any |  8)   | Disposed of (D)|----------------|-----------------| Sec-  | ties   | ative | Owner-|
|           | cise  | Year)  | (Month/|       |(Instr. 3, 4, 5)| Date   | Expir-|        |Amount  | urity | Benefi-| Secur-| ship  |
|           | Price |        | Day/   |-------|----------------| Exer-  | ation |  Title |or Num- |(Instr.| cially | ity:  |(Instr.|
|           | of    |        | Year)  |       |  (A)   |  (D)  | cisable| Date  |        |ber of  |  5)   | Owned  | Direct| 4)    |
|           | Deriv-|        |        |       |        |       |        |       |        |Shares  |       | at     | (D) or|       |
|           | ative |        |        |       |        |       |        |       |        |        |       | End of | Indir-|       |
|           | Secur-|        |        |       |        |       |        |       |        |        |       | Year   | ect   |       |
|           | ity   |        |        |       |        |       |        |       |        |        |       |(Instr. | (I)   |       |
|           |       |        |        |       |        |       |        |       |        |        |       | 4)     |(Instr.|       |
|           |       |        |        |       |        |       |        |       |        |        |       |        |  4)   |       |
|-----------|-------|--------|--------|-------|--------|-------|--------|-------|--------|--------|-------|--------|-------|-------|
|           |       |        |        |       |        |       |        |       |        |        |       |        |       |       |
|           |       |        |        |       |        |       |        |       |        |        |       |        |       |       |
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Explanation of Responses:  The reporting person beneficially owns none of the issuer's securities.


                                                                            /s/ Timothy F. Kelly                          3/5/2003
                                                                            -------------------------------------        -----------
                                                                            **  Signature of Reporting Person             Date


**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB number.

                                                              Page 2
                                                                                                                     SEC 2270 (9-02)